Exhibit 99.05

Pazoo, Inc.’s Social Community and Expert Section Goes Live

Cedar Knolls, NJ, September 4, 2012 Pazoo, Inc., (OTCBB Symbol: PZOO (German WKN#: A1J3DK) is pleased to announce that the health and wellness social community and expert section on www.pazoo.com is now active. Several of the experts on the site have begun blogging and providing valuable information for participants to help improve the everyday health and wellbeing for people and their pets.

Our health and wellness social community on www.pazoo.com will consist of blogs by our experts and in the near future will include an interactive section where participants may ask questions and comment on our experts blog. Coming soon www.pazoo.com will contain an active live chat room for the general public to interact with one another to share ideas and experiences. The value of this platform lies in being able to assist participants with researching answers to common questions regarding specific conditions.

David M. Cunic, CEO of Pazoo, Inc., stated, “We are so proud to be developing this platform that has the potential to so greatly help people and their pets.  Not only will you be able to find everyday information but in time Pazoo may be able to provide you the necessary assistance in your search for critical information so you do not feel like you are lost in a vacuum with nowhere to turn.”

About Pazoo, Inc.:

Pazoo, Inc.’s web site www.pazoo.com provides a warehouse of competitively priced products and an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. Featuring industry experts from the health and wellness industry as well as the Pet industry, Pazoo.com offers a unique, multi-dimensional interactive web site where consumers can gain insights into health and wellness for themselves and their pets from leading industry experts.  Also, our team of medical, fitness, nutritional and pet professionals seek to enhance our customers' wellbeing by offering a limited, but high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email:  Investor@Pazoo.com

Source: Pazoo, Inc.

Release Date: September 4, 2012